                               CONSOL ENERGY INC.
                              300 Delaware Avenue
                                   Suite 567
                        Wilmington, Delaware  19801-1622



                                                            February 22, 1999



Mr. John L. Whitmire
P.O. Box 16507
Sugarland, Texas  77496-6507

     Re:  Chairmanship of CONSOL Energy Inc.
          ----------------------------------

Dear John:

     On behalf of the Board of Directors of CONSOL Energy Inc., a Delaware corporation ("CEI"), I am pleased to invite you to become a member of the Board of Directors of CEI and its direct subsidiary CONSOL Inc., also a Delaware corporation ("CI"), and to serve as non-executive Chairman of the Board of each corporation.

     Your appointment as such is formally subject to your election by each corporation's stockholders as a director, and your election by each corporation's Board as its Chairman of the Board. It is understood between us that, as non-executive Chairman of the Board of Directors of each of CEI and CI, you will not be an officer or employee of either corporation and you will render services only as a director.

     For such services as a director and non-executive chairman, CEI will pay you the following compensation:

          (a) Cash Compensation.  You will be entitled to aggregate cash
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     compensation at the rate of $100,000 per annum.  Such compensation will consist of applicable board meeting and committee fees and retainer, and will be paid to you on a quarterly basis. You may elect to defer receipt of any portion of your cash compensation in accordance with deferral terms to be agreed between us. Any deferral or re-deferral by you will be made in a timely manner to comply with any applicable tax requirements.
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Mr. John Whitmire
February 22, 1999
Page 2
     (b) Stock Compensation.  You will be entitled to shares of stock of CEI in
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     an amount having a fair market value at the time of grant equal to $225,000 per annum. If you prefer to defer receipt of such shares, we will at your request credit you with equivalent stock units payable as shares of CEI at the end of the agreed deferral period. Any dividends paid on stock represented by such units during the deferral period will be credited to you in additional equivalent stock units and paid out as shares of CEI at the end of the deferral period.

          (c) Stock Options.  You will be entitled to CEI stock options having a
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     fair market value at the date of grant (as determined in good faith by the
     Compensation Committee of the Board of CEI) in an amount equal to $25,000 per annum.

Each grant of stock, stock units or stock options will be made pursuant to a customary award letter agreement in accordance with the terms of CEI's 1999 Equity Incentive Plan.

          If you agree to accept appointment as non-executive Chairman of the Board of CEI and CI, please so indicate by counter-signing the enclosed copy of this letter and returning it to me.

                                    Very truly yours,

                                    CONSOL ENERGY INC.



                                    By:/s/ J. Brett Harvey
                                       --------------------------
                                       J. Brett Harvey, Director


ACKNOWLEDGED AND AGREED:



/s/ John Whitmire
-----------------
John Whitmire